THIS AGREEMENT is dated for reference the 2nd day of   September, 2004.

BETWEEN:

Enviro-Tech Inc., a company duly incorporated under the laws of the State of Nevada, and having its offices at 318 Carson tr. Suite 208, Carson City, Nevada, 89701

(Hereinafter referred to as “Company”)

OF THE FIRST PART

AND:

Andrea Elgueta, an individual residing at 5236A, rue Belanger # 6, Montreal, Quebec, H1T 1E1

(Hereinafter referred to as the “Creditor”)

    OF THE SECOND PART

WHEREAS the Company is indebted to the Creditor and the Company has agreed to issue shares in full and final settlement of the debt and the Creditor is willing to accept shares in the capital stock of the Company, subject to the terms and conditions hereinafter set forth in settlement of the Company’s indebtedness to it.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and of the mutual covenants hereinafter contained, the parties hereto agree as follows:

1.

The Company confirms and acknowledges its indebtedness to the Creditor in an amount of $ 1,000 as of September 2, 2004 (the “Indebtedness”).

2.

The Creditor agrees to accept 1,000,000 common shares without par value in the capital stock of the Company (the “Shares”) at a deemed price of $0.001 per share in full satisfaction Indebtedness.

3.

Each of the parties hereto agrees to execute such further and other deeds, documents and assurances and do such further and other acts as may be necessary to carry out the true intent and meaning of this Agreement fully and effectually.

4.

Time shall be of the essence of this Agreement.

5.

This Agreement shall inure to the benefit of and be binding upon the parties hereto, their heirs, executors, administrators, successors and assigns.

IN WITNESS WHEREOF the parties hereto have executed these presents as of the day and year first above written.

Enviro-Tech Inc.

/s/ Andrea Elgueta

Andrea Elgueta

/s/ Andrea Elgueta

Andrea Elgueta